U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                Amendment No. 1
                                       to
                                   Form 10-SB

              GENERAL FORM FOR REGISTRATION OF SECURITIES OF SMALL
                                BUSINESS ISSUERS

        Under Section 12(b) or (g) of the Securities Exchange Act of 1934

                            ARBOR ENTECH CORPORATION
                 ----------------------------------------------
                 (Name of Small Business Issuer in its charter)

                Delaware                             22-2335094
      -------------------------------     ------------------------------------
      (State or other jurisdiction of     (I.R.S. Employer Identification No.)
      Incorporation or organization)

     RD 1, Box 1076, Little Marsh, Pennsylvania            16931
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   (Address of principal executive offices)              (Zip Code)

Issuer's telephone number (570) 376-2217

Securities to be registered under Section 12(b) of the Act:

        Title of each class                  Name of each exchange on which
        to be so registered                  each class is to be registered

            Common Stock                           NASD Bulletin Board
--------------------------------        ----------------------------------------

Securities to be registered under Section 12(g) of the Act:

                                     Common
--------------------------------------------------------------------------------

                                (Title of class)
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                                   SIGNATURES

      In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                            ARBOR ENTECH CORPORATION

Date:           July 29, 1999
By;             s/Harvey Houtkin
                Harvey Houtkin, Chairman of the Board,
                Chief Executive Officer, President

                                INDEX TO EXHIBITS

Exhibit 2    Charter and By-laws